Exhibit 10.2

ASSET PURCHASE AGREEMENT

AMONG

HUMBL, INC.

(as Seller),

WSCG, Inc.

(as Buyer)

and

WSCG Humbl SPV, a series of SPV Mgmt, LLC

(as Holding Company)

December 2, 2024

i

List of Exhibits

Exhibit A	List of Acquired Assets
Exhibit B	List of Assumed Liabilities
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption
Exhibit E	Patent Assignment

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of December 2, 2024 (the “Effective Date”), by and among WSCG, Inc., a Wyoming corporation (“Buyer”), WSCG Humbl SPV, a series of SPV Mgmt, LLC, a Delaware limited liability company (the “Holding Company”), and HUMBL, Inc., a Delaware corporation (“Seller,” and together with Buyer, the “Parties”).

A. On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Seller, and Seller is willing to sell to Buyer, substantially all of the assets used in the operation of Buyer’s business (the “Business”).

B. As an incentive and inducement to Buyer to acquire the assets of the Business, and as a condition thereto, Seller is willing to make various covenants and agreements with Buyer, as set forth below.

C. The Parties desire to enter into this Agreement in order to set forth and establish their rights and obligations with respect to the transactions contemplated hereby.

NOW, THEREFORE, intending to be legally bound, and in consideration of the above-recited premises and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Purchase and Sale of Assets

1.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the assets used in, required for and relating to, the operation of the Business, including, without limitation, those items referenced in Exhibit A attached hereto, but excluding those items referenced in Section 1.2 below (the “Acquired Assets”).

1.2 Assumption of Liabilities. Buyer will not assume any of the obligations, liabilities or indebtedness of Seller or the Business of any nature whatsoever, whether or not reflected on any financial statements or records of Seller or the Business, except as set forth on Exhibit B (the “Assumed Liabilities”).

EXCEPT FOR THE ASSUMED LIABILITIES EXPRESSLY SET FORTH HEREIN, BUYER DOES NOT AND SHALL NOT ASSUME, AND SPECIFICALLY DISCLAIMS, ALL OBLIGATIONS AND LIABILITIES OF SELLER OR ITS AFFILIATES OF ANY KIND, CHARACTER OR DESCRIPTION (INCLUDING ALL EXCLUDED TAXES AND ANY OBLIGATION OR LIABILITY ARISING UNDER ANY AGREEMENT BETWEEN SELLER OR ITS AFFILIATES AND ANY THIRD PARTY), WHETHER ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE (THE “EXCLUDED LIABILITIES”), AND SELLER AND ITS AFFILIATES SHALL RETAIN AND HEREBY SPECIFICALLY AGREES TO PAY, PERFORM AND DISCHARGE WHEN DUE ALL SUCH EXCLUDED LIABILITIES. FOR PURPOSES OF CLARITY, THE EXCLUDED LIABILITIES SHALL INCLUDE WITHOUT LIMITATION ANY LIABILITIES OR OBLIGATIONS ARISING FROM OR RELATED TO (1) ANY BREACH OF, DEFAULT UNDER, NON-COMPLIANCE WITH RESPECT TO, PERFORMANCE OF OR FAILURE TO PERFORM UNDER, ANY ASSIGNED CONTRACT THAT OCCURRED ON OR BEFORE OR THAT RELATES TO ANY PERIOD PRIOR TO THE CLOSING, OR (2) ANY EVENT, CIRCUMSTANCE, OR CONDITION OCCURRING OR EXISTING ON OR PRIOR TO THE CLOSING THAT, WITH NOTICE OR LAPSE OF TIME, WOULD CONSTITUTE OR RESULT IN A BREACH OF ANY ASSIGNED CONTRACT.

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Article II
Consideration Payable by Buyer

2.1 Purchase Price. The consideration payable by Buyer for the Acquired Assets and for the other covenants and agreements of Seller hereunder will be (i) payments equal to $3,025,000 (according to the payment schedule set forth below), plus (ii) the value of the HoldCo Equity being transferred to Seller (the “Purchase Price”).

2.2 Payment of Purchase Price. Buyer will pay the Purchase Price to Seller as follows:

2.2.1 $250,000 previously paid by Buyer to Seller via wire transfer of immediately available funds on November 20, 2024;

2.2.2 $250,000 previously paid by Buyer to Seller via wire transfer of immediately available funds on October 16, 2024;

2.2.3 $525,000 via the cancellation of (i) that certain Promissory Note in the original principal amount of $275,000 issued by Seller in favor of Dennis R. Webb on September 4, 2024; and (ii) that certain Promissory Note in the original principal amount of $250,000 issued by Seller in favor of WSC Partners, LLC on September 30, 2024; and

2.2.4 $2,000,000 via wire transfer of immediately available funds to Seller on or before December 31, 2024 (the “Subsequent Payment”).

2.3 Equity Grants.

2.3.1 Buyer hereby grants 2,455,556 shares of Buyer’s Class B Common Stock to the Holding Company, effective as of the Closing Date (the “Buyer Equity”); and

2.3.2 The Holding Company hereby grants 24,555,556 Common Units of Holding Company membership interests (the “HoldCo Equity”) to Seller, effective as of the Closing Date.

2.4 Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price among the various Acquired Assets within sixty (60) days of the Closing Date after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements (“Returns”) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

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Article III
The Closing

3.1 Closing. Subject to the provisions hereof, the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement will be consummated on and deemed effective on the Effective Date (the “Closing”) subject to the Parties’ execution of this Agreement. The date on which the Closing actually occurs is hereinafter called the “Closing Date.”

3.2 Seller’ Obligations at Closing. At the Closing, Seller will take the actions and deliver the documents and instruments referenced below:

3.2.1 Bill of Sale. Seller will deliver to Buyer an executed Assignment and Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”), conveying to Buyer good, legal and marketable title in and to the Acquired Assets, and all rights, title and interests of Seller with respect thereto, free and clear of all liens, claims, charges and encumbrances.

3.2.2 Assumed Liabilities. Seller will deliver to Buyer an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D (the “Assumption Agreement”) pursuant to which Seller will assign and Buyer will assume the Assumed Liabilities.

3.2.3 Possession of Acquired Assets. Simultaneously with delivery of the Bill of Sale, Seller will take such steps as may be necessary to put Buyer in possession and operating control of the Acquired Assets and the Business, including delivering all other documents as may be reasonably necessary or required by Buyer to put Buyer in possession of the Acquired Assets. Notwithstanding anything herein to the contrary, the parties agree that the transfer of the Acquired Assets and the consummation of the transactions contemplated hereby will not occur until twenty days (20) following the date that Seller files its DEF14 with the SEC with respect to the transaction. During such period, Buyer will have a royalty free license to use all the Acquired Assets.

3.2.4 Patent Assignment and Escrow. Seller will deliver to Buyer an executed Patent Assignment in the form attached hereto as Exhibit E (the “Patent Assignment”), conveying to Buyer good, legal and marketable title in and to the patent assigned to Buyer as part of the Acquired Assets, and all rights, title and interests of Seller with respect thereto, free and clear of all liens, claims, charges and encumbrances, which Patent Assignment and the patent to be assigned pursuant thereto (the “Escrowed Patent”) shall be deposited in escrow with a third-party escrow agent pursuant to an escrow agreement, each as mutually agreeable to both Seller and Buyer, to be released from such escrow and to be effectively transferred to Buyer pursuant hereto only upon the payment in full of the Subsequent Payment. The escrow agreement will provide that the Escrowed Patent will be transferred to HoldCo if the Subsequent Payment has not been made by Buyer to Seller by December 31, 2024; provided, however, that Buyer will have a 90-day cure period within which to make the Subsequent Payment before the Escrowed Patent will be released. The transfer of the Escrowed Patent to HoldCo in the event of a failure to make the Subsequent Payment will be deemed to be liquidated damages and Buyer will not be liable to Seller for any actual damages related to such failure to pay and such failure to pay will not affect the transfer of the other Acquired Assets.

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3.2.5 Other Items. Seller will execute and deliver to Buyer all other documents and instruments required or contemplated by this Agreement, or reasonably requested by Buyer, to enable Buyer to fully utilize the Acquired Assets or to vest in Buyer all rights and interests in and to the Acquired Assets, free and clear of all liens, claims, charges and encumbrances. All of such documents and instruments shall be in a form reasonably approved by Buyer and its legal counsel. Seller will also deliver to Buyer at or prior to the Closing any information required for Buyer to complete any tax reporting documents relating to the transactions contemplated herein.

3.3 Buyer’s Obligations at Closing. At the Closing, Buyer shall deliver the following:

3.3.1 Bill of Sale; Assumption Agreement; Patent Assignment. Buyer will deliver to Seller an executed copy of the Bill of Sale, the Assumption Agreement, the Patent Assignment and any other documents that must be executed and delivered for the consummation of this Transaction.

3.3.3 Stock Grants. Upon confirmation that the Amendment Filing has been filed and accepted by the Wyoming Secretary of State, Buyer shall issue the Buyer Equity to the Holding Company.

3.4 HoldCo Obligations at Closing. At the Closing, Holding Company shall deliver the HoldCo Equity to Seller.

Article IV
Covenants and Obligations of the Parties

4.1 Asset Transfers. Buyer covenants and agrees that, within sixty (60) days of the Closing Date (the “Property Assignment Date”), Buyer shall obtain ownership of certain assets having an enterprise value of at least a $45,000,000 as of such time, as determined in good faith by the Board of Directors of Buyer, which assets and values are initially expected to be as set forth on Schedule I (which Schedule may be updated in the sole discretion of Buyer up and until the Property Assignment Date).

4.2 Covenants of Seller.

4.2.1 Confidentiality. From and after the Closing Date, Seller will hold in strict confidence and will not divulge, communicate or use in any way, any business plans or strategies, customer or client lists, financial data, know-how, trade secrets or other information included within the Acquired Assets or related to the Business.

4.2.2 Use of Business Name. Within sixty (60) days of the Closing Date, Seller will apply to FINRA to change its name from HUMBL, Inc. and will cease using the brand name HUMBL and any associated trademarks or other intellectual property.

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4.3 Covenants of Parties Regarding Brokers; Legal Expenses. Each Party represents and acknowledges to the others that it is not obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Each Party will pay its own legal fees incurred in connection with this transaction.

4.4 Board Seat. Within five (5) days of the Closing Date, Brian Foote will be appointed to Buyer’s board of directors and as CEO of Buyer.

4.5 Customer and Other Business Relationships. After the Closing, Seller shall cooperate with Buyer and use its reasonable efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller shall satisfy the Excluded Liabilities and collect any accounts receivable in a manner that is not detrimental to any of such relationships. Seller shall refer to Buyer all inquiries relating to the Business.

4.6 Records. Notwithstanding anything else to the contrary in this Agreement, after the Closing, Buyer shall be entitled upon reasonable notice and at reasonable times, to inspect and copy any records retained by Seller that Buyer deems necessary or desirable, in its sole discretion, for the ongoing operation of the Business. Seller shall retain and make its books and records (including work papers in the possession of its accountants) with respect to the Business available for inspection by Buyer, or by its representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five (5) year period following the Closing Date. As used in this section, the right of inspection includes the right to make extracts or copies.

4.7 Taxes. Seller shall timely pay (a) all taxes and any tax deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees, that may be imposed by reason of the sale, transfer, assignment or delivery by Seller of the Acquired Assets; (b) all taxes arising out of (i) the ownership or use of the Acquired Assets on or prior to the Closing Date, including all personal property taxes due and payable (or assessed for periods) before the Closing Date; and (c) all taxes, including gross and net income taxes, and transfer, recording, sales and use taxes arising out of the sale or transfer of the Acquired Assets pursuant to this Agreement.

4.8 Cooperation on Tax Matters. The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all tax returns (including amended tax returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other proceedings relating to taxes, in resolving all disputes, audits and refund claims with respect to such tax returns and taxes, and in all other appropriate tax matters.

4.9 Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price among the various Acquired Assets within thirty (30) days of the Closing Date after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements (“Returns”) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

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4.10 Further Assurances. At any time and from time to time after the Closing, Seller or its affiliates shall, at the reasonable request of Buyer, without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (a) to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and/or operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Acquired Assets (including, without limitation, the Intellectual Property by virtue of the execution of assignments or other instruments of conveyance and transfer from any third party, including the Patent Assignment), (b) to assist in the collection or reduction to possession of any and all of the Acquired Assets, (c) to otherwise consummate the transactions contemplated by this Agreement.

4.11 Third-Party Consents. Within sixty (60) days of the Closing Date, Seller shall obtain a signed written third-party consent to the assignment of any Assigned Contracts that require consent prior to being assigned pursuant to this Agreement.

4.12 Charter Amendment. On or prior to the Closing, Buyer shall have filed an amendment to Buyer’s Certificate of Incorporation to authorize sufficient shares of Class B Common Stock to grant the Buyer Equity to Holding Company (the “Amendment Filing”)

Article V
Representations and Warranties

5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that each of the following statements is true and correct:

5.1.1 Authorization and Validity; Consents.

(a) Seller has full legal capacity and authority to enter into and perform its obligations under this Agreement. Seller is duly authorized to enter into all other agreements and instruments contemplated hereby to which such Party is or is intended to be a party. Seller has obtained all requisite stockholder and board consents or approvals with respect to entering into and performing its obligations under this Agreement, and will provide all requisite notices to Seller’s stockholders.

(b) This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

(c) Neither the execution nor delivery of this Agreement including all Schedules and Exhibits hereto, nor the performance by Seller of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; (ii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iii) any agreement, indenture, contract or instrument to which Seller is a party or by which any of Seller’s assets are bound.

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(d) No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement by Seller.

5.1.2 Representations Regarding Acquired Assets. Seller is the sole owner of the Acquired Assets and has good, valid and marketable title to all of the Acquired Assets. At the Closing, Seller will transfer good and marketable title to the Acquired Assets to Buyer, free and clear of all liens, claims and encumbrances. The Acquired Assets are freely transferable by Seller and are not subject to any outstanding liens, claims, disputes, defaults, security interests, collateral rights, right of first refusal, right of purchase, or any other right in favor of a third party. No other person has any rights or claims to possession of any of the personal property included in the Acquired Assets or any right to assert any lien in any amount against any of the Acquired Assets.

5.1.3 Litigation. Except as disclosed in Seller’s SEC filings, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving Seller or the Acquired Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

5.1.4 Affiliate Transactions. No affiliate of Seller, and no officer, director, partner, CEO, member, consultant or employee of any thereof, is as of the Closing Date a party to any transaction with Seller, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real property, tangible personal property or intellectual property to or from, or otherwise requiring payments to or from Seller, or any affiliate thereof.

5.1.5 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing. Seller will make all required filings, if any, regarding the issuance of the HoldCo Equity to certain shareholders of Seller with Securities Exchange Commission or any other regulatory authority.

5.1.6 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation, Bylaws or other organizational or governance documents of Seller; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Seller is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Seller; (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority; or (e) make Buyer subject to a potential claims or cause of actions by any third-party as a result of the sale to Buyer of the Acquired Assets or any other transactions contemplated or obligations created by this Agreement.

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5.1.7 Intellectual Property.

(a) Schedule 5.1.7 sets forth a list of (a) all patents, patent applications, trademarks, trademark applications, trade names, domain names, registered copyrights and copyright applications owned by Seller solely related to the Business (collectively, the “Seller IP”) and (b) all patents, trademarks, trade names, copyrights, technology and processes licensed to Seller pursuant to a contract and used by Seller in the operation of the Business (collectively, the “Licensed IP”). Seller owns, or has the right to use pursuant to valid and effective Contracts, all Seller IP and Licensed IP, and all material software licenses, trade secrets, technical knowledge, know-how and other confidential proprietary information used to conduct the Business. Seller has the complete and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Intellectual Property, and all personnel and contractors who have been or are involved in the creation of any products or Intellectual Property on behalf of Seller have assigned their rights to Seller pursuant to written agreements.

(b) To the knowledge of Seller, no claims are pending against Seller by any person with respect to the use of any Seller IP, or challenging or questioning the validity or effectiveness of any contract relating to the same. To the knowledge of Seller, Seller’s use of the Acquired Assets prior to the Closing, and the operation of the Business as currently conducted, does not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any of the intellectual property assets or other proprietary right of any Person.

5.1.8 Contracts. Seller has provided Buyer with true and correct copies of all of the Assigned Contracts. Schedule 5.1.8 sets forth a complete and accurate list of all Assigned Contracts.

5.1.9 Inventory. Schedule 5.1.9 sets forth the Inventory as of the date two (2) days prior to the Closing Date, and there has been no material reduction, or any reduction outside the ordinary course of business to the amount or quality of inventory prior to Closing. The inventory of the Business has been purchased or manufactured entirely in the ordinary course of business.

5.1.10 Tax Matters. No taxing authority, federal or State, has a priority interest over Seller as to the Acquired Assets.

5.1.11 Regulatory Matters. Seller shall file all required filings or notices with applicable regulatory authorities, federal or State, including the SEC, with regards to Seller’s sale of the Acquired Assets and the other transactions contemplated and/or consummated by this Agreement.

5.1.12 Stockholder Matters. Seller shall provide all applicable notices to Seller stockholders within the applicable notice periods required by Seller’s Bylaws and any applicable laws or regulations, with respect to the sale of the Assigned Assets to Buyer and the other transactions contemplated and/or consummated by this Agreement.

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5.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and to Holding Company that each of the following representations, warranties and statements is true and correct:

5.2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wyoming; Buyer has full power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties and assets.

5.2.2 Authorization, Etc. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law, its Certificate of Organization, its Operating Agreement or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, as well as general principles of equity.

5.2.3 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Organization or Operating Agreement of Buyer; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Buyer is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Buyer; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

5.2.4 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.

5.2.5 Capitalization. Upon the acceptance of the Amendment Filing, Buyer shall have authorized 10,000,000 shares of Class A Common Stock, and 3,500,000 shares of Class B Common Stock. Buyer represents that immediately prior to the issuance of the Buyer Equity, Buyer has issued an aggregate of 6,500,000 shares of Class A Common Stock outstanding and 200,000 shares of Class B Common Stock outstanding. Buyer has no outstanding warrants, options, convertible promissory notes or other rights to purchase equity in Buyer.

5.3 Representations and Warranties of Holding Company. Holding Company hereby represents and warrants to Seller and to Buyer that each of the following representations, warranties and statements is true and correct:

5.3.1 Organization. Holding Company is a limited liability company protected series, duly organized, validly existing and in good standing under the laws of Delaware; Holding Company has full power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties and assets.

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5.3.2 Authorization, Etc. Holding Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Holding Company has taken all action required by law, its Certificate of Formation and its Operating Agreement or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Holding Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, as well as general principles of equity.

5.3.3 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Formation or Operating Agreement of Holding Company; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Holding Company is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Holding Company; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

5.3.4 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Holding Company or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.

5.4 Capitalization. Holding Company represents that immediately prior to the issuance of the HoldCo Equity, it has 35,000,000 Common Units of membership interest authorized and no units outstanding, and only one class of interest is authorized. Upon issuing the HoldCo Equity to Seller, such HoldCo Equity will represent 100% of outstanding membership interests of the Holding Company. Holding Company has no outstanding warrants, options, convertible promissory notes or other rights to purchase equity in Holding Company.

Article VI
Indemnification

6.1 Indemnification. Each Party (as an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party (as an “Indemnified Party”), from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively “Losses”), directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Indemnifying Party pursuant to this Agreement or any other transaction document related hereto.

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6.2 Indemnification Procedures. An Indemnified Party shall promptly notify an Indemnifying Party of any claim, demand, action or proceeding for which indemnification will be sought under Section 6.1 above and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third-party claim, demand, action or proceeding, the Indemnifying Party and Indemnified Party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the Indemnifying Party proposes to accept such settlement and Indemnified Party refuses to consent to such settlement, then: (a) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (b) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Whether or not an Indemnifying Party shall have assumed the defense of any such third-party claim, action, demand or proceeding, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such claim, demand, action or proceeding without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. If Buyer is entitled to indemnification as provided herein, Buyer shall be entitled to deduct and offset any Losses incurred by Buyer against any payments owing to Seller pursuant to Section 2.2 above. Seller’s maximum liability under this Agreement shall in no event exceed the Purchase Price, and Buyer’s sole remedy would be to receive back Shares equal to the value of Seller’s indemnification obligation.

6.3 Cooperation of the Parties. The Parties shall cooperate with each other in the resolution of any claim or liability with respect to which an Indemnifying Party is obligated to indemnify any Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the Indemnifying Party shall not be required to indemnify any person for any losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

6.4 Termination of Indemnification Obligations. The indemnification obligations set forth in this Article VI shall terminate on the date which is one (1) year following the Closing; provided that such obligations shall not terminate as to any item as to which the Indemnified Party shall have, before the expiration of such one (1) year period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of one (1) year. Notwithstanding the foregoing, the representations and warranties made by Seller in Sections 5.1.1, 5.1.5, and 5.1.7 shall survive for a period of two (2) years.

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Article VII
Miscellaneous Provisions

7.1 Governing Law, Jurisdiction and Venue. The internal laws of the State of Utah will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto. In the event of any claim or dispute arising hereunder, the Parties consent to the exclusive jurisdiction and venue of the courts of Salt Lake City, Utah.

7.2 Assignment; Binding Upon Successors and Assigns. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign its rights and obligations hereunder (i) in connection with an acquisition, merger or stock purchase transaction or a sale of all or substantially all of Buyer’s assets, or (ii) to any Buyer affiliate or subsidiary, without the need to obtain Seller’ consent to such assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect and the application of such provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.4 Counterparts. This Agreement may be executed by email, facsimile, and other electronic means, in any number of counterparts, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories.

7.5 Amendment and Waivers. Any term or provision of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Party or Parties to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

7.6 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement or any other Agreement referenced herein, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

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7.7 Notices. Any notice or other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to Seller

HUMBL, Inc.

Attn: Brian Foote

101 W. Broadway, Suite 1450

San Diego, CA 92101

If to Buyer:

Mitchell, Barlow & Mansfield

Attn: John Barlow

9 Exchange Place

Salt Lake City, Utah

84111

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the Party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized courier, on the business day following dispatch by overnight courier service (on the third business day following dispatch in the case of international deliveries), and (d) in the case of mailing, on the third business day following such mailing.

7.8 Construction of Agreement. This Agreement has been negotiated by the respective Parties hereto and their attorneys and the language hereof will not be construed for or against either Party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

7.9 Further Assurances. Each Party agrees to cooperate fully with each other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by such other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7.10 Expenses. Each Party shall bear its own expenses incurred in the preparation of this Agreement and all agreements and transactions contemplated hereby.

7.11 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SELLER:

HUMBL, Inc.

By:
Brian Foote, CEO

BUYER:

WSCG, Inc.

By:
Greg Stuart, CEO

HOLDING COMPANY:

WSCG Humbl SPV, a series of SPV Mgmt, LLC

By:
Greg Stuart, Manager

[Signature Page to Asset Purchase Agreement]

SCHEDULE I

LIST OF ASSETS TO BE ASSIGNED TO BUYER

The initial properties to be assigned to Buyer in satisfaction of the enterprise valuation requirements of this Agreement are expected to be the properties described below

Property Name/Indicator	Acreage	Parcel Number (based on Utah County parcel IDs)*
Medical School Campus Lot 1	2.56	38:672:0001
Medical School Campus Lot 2	1.72	38: 672:0002
Medical School Campus Lot 3	2.75	38: 672:0003
Medical School Campus Lot 5	1.39	38:672:0005
Medical School Campus Lot 6	1.31	38:672:0006
Medical School Campus Lot 7	4.75	38:672:0009
Medical School Campus Parcel 1	337	38:673:0001
Medical School Campus Parcel 2	3.43	38:673:0002
Medical School Campus Parcel 3	1.12	22:050:0070

*Parcel locations and details available at https://maps.utahcounty.gov/ParcelMap/ParcelMap.html

EXHIBIT A

LIST OF ASSETS TO BE ACQUIRED BY BUYER

The Acquired Assets to be transferred by Seller to Buyer at the Closing are to include, without limitation, the following:

1.	HUMBL Brands and Technologies: All Seller technologies, mobile apps, software applications, software, code (source and object), and websites (the “Assigned Technologies”), including but not limited to:

○	HeyBLUE – AI Chat Bot: An artificial intelligence assistant and chat bot.

○	HUMBL Wallet: A digital wallet application that allows users to store, manage, and transact with various digital assets.

○	HUMBL Search: Search-related technologies, including all related software, and functionalities.

○	HUMBL Tickets: A ticketing platform, including all related technology.

○	HUMBL Venue Scanner: A mobile ticket scanner application for use at arenas, stadiums and more.

○	HUMBL Token Engine: A technology platform for creating, managing, and registering digital tokenization.

○	HUMBL Authentics: Physical merchandise and authentication system for selling verified goods and collectibles.

○	HUMBL Marketplace: A marketplace for the online sales of authenticated goods, verified sellers and more.

○	HUMBL Metaverse: A virtual reality platform, including all related software, content, and intellectual property.

○	HUMBL Registry: A registry service or platform developed by Seller, including all related software and intellectual property.

○	HUMBL Social: A social media platform for verified users, merchants and brands.

○	HUMBL Hubs: Consumer and commercial technology for food and item delivery platforms.

○	HUMBL Government: A government wallet, developed by Seller, for white-labeling of digital wallets for government.

2.	HUMBL Branding: All branding, logos, designs, slogans, advertising materials, names brands, marketing assets, trademarks and associated rights with respect to any of the foregoing (the “Assigned Branding”).

3.	Domains: The domain name, website content, urls, related sub-domains, web applications and sites, and all associated intellectual property rights related thereto, with respect to the HUMBL.com website and any other websites owned by Seller (the “Assigned Domains”).

4.	Intellectual Property:

○	Any patents, copyrights, and trademarks (and all applications for any of the foregoing), and all trade secrets, inventions (whether or not patentable and whether or not reduced to practice), discoveries, improvements, ideas, techniques, formulae, practices, manuals, policies, compositions, technical data and information, designs, wire frames, drawings, plans, specifications, concepts, processes, procedures, results, databases and data collections, works of authorship, proprietary information, know-how, methods, software, and similar proprietary rights, whether or not patentable or susceptible to any other form of legal protection, related to the Business, Assigned Technology, Assigned Branding, Assigned Domains, Assigned Products, Assigned Contracts, Books and Records, and all other Acquired Assets, including all modifications, variations, derivations, enhancements and other improvements to any of the foregoing (collectively, the “Intellectual Property”).
○	The Intellectual Property shall specifically include the following patents and patent applications:

-	17/143,002 | 30231.02: SYSTEM AND METHOD FOR TRANSFERRING CURRENCY USING BLOCKCHAIN (Status: Allowed / Bibliographic Data - Application - Patent Center - USPTO)

-	US-20210133875-A1 COMPREHENSIVE BUYING, SELLING, TRADING, TRACKING, VERIFICATION, VALIDATION, TOKENIZATION AND FINANCIAL SERVICES USING BLOCKCHAIN (Status: Applied)

5.	Avrio: Seller’s 10% equity stake in Avrio Worldwide, PBC, including all rights and benefits associated with such ownership, including, but not limited the royalty interest owned by Seller. Buyer acknowledges and agrees that the terms Intellectual Property and Assigned Branding do not include any intellectual property previously transferred to Avrio Worldwide, PBC.

6.	Products and Inventory: All physical inventory of HUMBL Authentics or any other physical assets of Seller, including any products, materials, and goods held by Seller (the “Assigned Products”)

7.	Assigned Contracts. Buyer is only assuming the contracts set forth in the disclosure schedules (collectively, the “Assigned Contracts”). Notwithstanding the foregoing, Buyer is not assuming and Seller is not assigning any liabilities or obligations arising from or related to (1) any breach of, default under, non-compliance with respect to, performance of or failure to perform under, any Assigned Contract that occurred on or before or that relates to any period prior to the Effective Date, or (2) any event, circumstance, or condition occurring or existing on or prior to the Effective Date that, with notice or lapse of time, would constitute or result in a breach of any Assigned Contract.

8.	Books and Records. To the extent transfer thereof is permitted by applicable laws, originals or (where the original is unavailable) copies of all of Seller’s and its affiliates’ books, records, files, computer data or databases, correspondence, memoranda, notes and other files, documents or papers and other written or electronic evidence thereof to the extent relating to the Business or any Assigned Asset, including (without limitation) the following (collectively, the “Books and Records”):

○	All books of account, ledgers, and general, financial or accounting records, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data relating to the Acquired Assets;
○	All lists, information, files and records relating to the userbase, customers, users, suppliers, vendors, and sales channel partners relating to the Acquired Assets, including accounts, account information, purchasing history, relationship information and contact information, with respect to any such parties;
○	All documents, records and materials related to the prosecution of any Intellectual Property or to any claims of infringement of any of the Intellectual Property;
○	All business plans, projections, analyses, models, procedures and related materials that relate to the Business, including financial information and spreadsheets, budget materials and forecasts, marketing and sales plans and projections and strategic plans;
○	All marketing materials in whatever form (written or electronic) with respect to the Business, including market data, market research, market intelligence, competitive analyses, sales and marketing collateral, websites, presentations, brochures, videos, surveys, training information and materials, and any information related thereto;
○	All research, design, development, engineering, manufacturing, and other related documentation concerning the Business; and
○	Any and all other documents that Seller or Buyer reasonably determine would be necessary or appropriate in order to effectuate the sale, transfer and assignment, as the case may be, of the Acquired Assets.

9.	Supporting Tools. All supporting tools and related accounts and log-in rights and credentials related to the Business, including (by way of example, without limitation) with respect to (i) hosting/database services, (ii) G-suite, Dropbox or other document storage or emails relating to the Business and all emails and documents stored therein; (iii) any SSL certificates; (iv) Slack instances and workspaces; and (vi) Github or similar code repositories.

10.	Accounts.

○	Sales Accounts. All relationships, accounts, lists and information with respect to any vendors, service providers, users or customers of the Business.
○	Merchant Accounts: Seller merchant and website installations on 3rd-party merchant websites such as Overstock, Amazon and eBay. Ex: HUMBL Authentics on Overstock.

11.	Claims. All rights, causes of action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties (including all warranty and other contractual claims, whether express, implied, or otherwise), to the extent related to the Business, including, without limitation, Seller’s rights under any lawsuits, existing now or arising in the future, but excluding any claims related to Seller financing transactions.

12.	Permits. All permits, authorizations, approvals and other licenses relating to the Business issued to Seller by governmental or regulatory bodies but only to the extent such permits, authorizations, approvals and other licenses relating to the Business may be transferred under applicable law.

13.	Other Assets. All of Seller’s stock or equity holdings in other entities, Seller’s current lease agreements, and all other physical or personal property held in the name of Seller as of the date hereof.

14.	Goodwill. The goodwill associated with the Acquired Assets, including the Intellectual Property.

EXHIBIT B

LIST OF ASSUMED LIABILITES

Any covenants, liabilities or obligations associated with the Assigned Contracts, beginning on the Effective Date. Buyer is assuming no other liabilities of Seller.

EXHIBIT C

BILL OF SALE

Pursuant to the terms of that certain Asset Purchase Agreement entered into by and among HUMBL, Inc., (“Seller”), and WSCG, Inc. (“Buyer”), dated as of December 2, 2024 (the “Purchase Agreement”), and for the consideration specified therein, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to Buyer), all of the Acquired Assets as defined in the Purchase Agreement, and all of Seller’s rights, title and interests with respect thereto, including, without limitation, those items referenced in Exhibit A attached to the Purchase Agreement.

Seller hereby warrants that Seller is the legal owners of the Acquired Assets and that the Acquired Assets are free from all liens, claims and encumbrances. Seller warrant and agree to defend Buyer’s title to the Acquired Assets against the claims and demands of all persons. Seller makes the additional representations and warranties with respect to the Acquired Assets as set forth in the Purchase Agreement. Seller, for themselves and their successors and assigns, hereby covenant and agree that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale may be executed in one or more counterparts (and by different parties or separate counterparts), each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument. Digital copies of counterpart signature pages will be conclusive evidence of execution.

Effective as of the date first set forth above.

SELLER:

HUMBL, Inc.

Brian Foote, CEO

BUYER:

WSCG, Inc.

By:
Greg Stuart, CEO

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E

PATENT ASSIGNMENT